Exhibit 99.1

FTC Solar Announces Third Quarter 2025 Financial Results

Third Quarter Highlights and Recent Developments

•
Third quarter revenue of $26.0 million, up 156.8% y/y, ahead of target guidance
•
Gross margin improvement of more than 2,500 basis points q/q and 4,500 points y/y
•
Lowest loss from Operations and best Adjusted EBITDA since 2020
•
Secured $75 million strategic financing facility during quarter; closed on $37.5 million
•
Announced 1GW tracker supply agreement with Levona Renewables

AUSTIN, Texas — November 12, 2025– FTC Solar, Inc. (Nasdaq: FTCI), a leading provider of solar tracker systems, today announced financial results for the third quarter that ended September 30, 2025.

“Third quarter results came in above the high-end of our guidance ranges on nearly all metrics,” commented Yann Brandt, President and Chief Executive Officer of FTC Solar. “I’m pleased to say that the company remains on a growth trajectory with quarterly revenue up nearly 160% year-over-year and at its highest level in eight quarters; operating income and adjusted EBITDA at the highest levels in 5 years; and a more compelling and complete product offering helping to drive increasing traction with key existing and new customers. Overall, I believe the company continues to make great progress across all aspects of the business, and I am excited about the long-term potential of this company.”

Third Quarter Results

Total third-quarter revenue was $26.0 million, which was above our target range. This revenue level represents an increase of 30.2% compared to the prior quarter and an increase of 156.8% compared to the year-earlier quarter.

GAAP gross profit was $1.6 million, or 6.1% of revenue, compared to gross loss of $3.9 million, or 19.6% of revenue, in the prior quarter. Non-GAAP gross profit was $2.0 million or 7.7% of revenue, and represented the company’s return to positive gross margin for the first time since late 2023. This compares to Non-GAAP gross loss of $3.9 million in the prior-year period.

GAAP operating expenses were $9.3 million. On a Non-GAAP basis, operating expenses were $8.0 million. This compares to Non-GAAP operating expenses of $8.1 million in the year-ago quarter.

Summary Financial Performance: Q3 2025 compared to Q3 2024

	U.S. GAAP		Non-GAAP(c)
	Three months ended September 30,
(in thousands, except per share data)	2025	2024	2025	2024
Revenue	$26,030	$10,136	$26,030	$10,136
Gross margin percentage	6.1%	(42.5%)	7.7%	(38.3%)
Total operating expenses	$9,299	$10,670	$7,986	$8,131
Loss from operations(a)	$(7,705)	$(14,976)	$(3,962)	$(12,174)
Net loss	$(23,938)	$(15,359)	$(5,320)	$(12,678)
Diluted loss per share(b)	$(1.61)	$(1.21)	$(0.36)	$(1.00)

(a)
Adjusted EBITDA for Non-GAAP
(b)
Prior year amounts per share have been revised to reflect the 1-for-10 reverse stock split, effective November 29, 2024
(c)
See below for reconciliation of Non-GAAP financial measures to the nearest comparable GAAP measures

GAAP net loss was $23.9 million or $1.61 per diluted share, compared to a loss of $15.4 million or $1.18 per diluted share in the prior quarter and a net loss of $15.4 million or $1.21 per diluted share (post-split) in the year-ago quarter. Adjusted EBITDA loss, which excludes approximately $20.0 million for (i) a loss from the change in fair value of the warrant liability, (ii) loss on extinguishment of debt, (iii) certain CEO transition costs, and (iv) costs for a special stockholders' meeting in September 2025 and other non-cash items, was $4.0 million, compared to Adjusted EBITDA losses of $10.4 million1 in the prior quarter and $12.2 million in the year-ago quarter.

On August 16, the company announced a one-gigawatt tracker supply agreement with Levona Renewables. The first project expected under the agreement, CT Solar One, is a 140-megawatt utility-scale solar facility under development in Snyder, Texas. The project is being built on 478 acres within a 27,000-acre site and is slated for construction start in early 2026. This project will be followed by CT Solar Two and CT Solar Three, which together will add another approximately 650 megawatts to the overall site development. The projects will utilize FTC Solar’s innovative Pioneer 1P trackers combined with its SunPath performance-enhancing software to capture additional energy yield through optimized terrain-based backtracking and diffuse light optimization.

The contracted portion of the company's backlog2, which does not include any portion of the Levona agreement, which is not yet contracted, now stands at approximately $462 million.

Financing Close

On July 2, 2025, the company entered into a new $75 million strategic financing facility which provides for an initial term loan financing of up to $37.5 million. Of this amount, $14.3 million of term loan financing and an associated warrant issuance closed and funded on July 2, 2025 and the balance of $23.2 million of the initial financing closed on September 19, 2025, following shareholder approval. The Financing Facility also provides for up to an additional $37.5 million in funding to be available to the company as may be needed in the future upon mutual agreement between the company and the investors under the financing facility, for a total potential financing of $75 million.

Subsequent Events

On November 11, 2025, the company entered into a purchase agreement to acquire the 55% interest in Alpha Steel, LLC owned by our joint venture partners for a total cash consideration of approximately $2.7 million. The company established Alpha Steel as a manufacturing joint venture partnership in 2023 to manufacture steel components, including torque tubes, rails and other components, for utility scale solar projects. Following the closing of the transaction (which the company anticipates will be on November 12, 2025), FTC Solar will become the sole owner of Alpha Steel, LLC giving the company full control over a key contributor to its domestic content capability and additional profit potential, while ensuring compliance with guidelines included in the OBBB budget bill.

Outlook

For the fourth quarter, we expect revenue at the midpoint of our guidance range to be up approximately 25% compared to the third quarter.

(in millions)	3Q'25 Guidance	3Q'25 Actual	4Q'25 Guidance(3)
Revenue	$18.0 – $24.0	$26.0	$30.0 – $35.0
Non-GAAP Gross Profit (Loss)	$(2.4) – $0.6	$2.0	$3.8 – $8.2
Non-GAAP Gross Margin	(13.4%) – 2.5%	7.7%	12.7% – 23.4%
Non-GAAP operating expenses	$7.2 – $7.9	$8.0	$8.2 – $9.0
Non-GAAP adjusted EBITDA	$(10.8) – $(6.8)	$(4.0)	$(5.4) – $0.0

Third Quarter 2025 Earnings Conference Call

FTC Solar’s senior management will host a conference call for members of the investment community at 8:30 a.m. E.T. today, during which the company will discuss its third quarter results, its outlook and other business items. This call will be webcast and can be accessed within the Investor Relations section of FTC Solar's website at https://investor.ftcsolar.com. A replay of the conference call will also be available on the website for 30 days following the webcast.

About FTC Solar Inc.

Founded in 2017 by a group of renewable energy industry veterans, FTC Solar is a global provider of solar tracker systems, technology, software, and engineering services. Solar trackers significantly increase energy production at solar power installations by dynamically optimizing solar panel orientation to the sun. FTC Solar’s innovative tracker designs provide compelling performance and reliability, with an industry-leading installation cost-per-watt advantage.

Footnotes

1. A reconciliation of prior quarter Non-GAAP financial measures to the nearest comparable GAAP measures may be found in Exhibit 99.1 of our Form 8-K filed on August 5, 2025.

2. The term ‘backlog’ or ‘contracted and awarded’ refers to the combination of our executed contracts (contracted) and awarded orders (awarded), which are orders that have been documented and signed through a contract, where we are in the process of documenting a contract but for which a contract has not yet been signed, or that have been awarded in writing or verbally with a mutual understanding that the order will be contracted in the future. In the case of certain projects, including those that are scheduled for delivery on later dates, we have not locked in binding pricing with customers, and we instead use estimated average selling price to calculate the revenue included in our contracted and awarded orders for such projects. Actual revenue for these projects could differ once contracts with binding pricing are executed, and there is also a risk that a contract may never be executed for an awarded but uncontracted project, or that a contract may be executed for an awarded but uncontracted project at a date that is later than anticipated, or that a contract once executed may be subsequently amended, supplemented, rescinded, cancelled or breached, including in a manner that impacts the timing and amounts of payments due thereunder, thus reducing anticipated revenues. Please refer to our SEC filings, including our Form 10-K, for more information on our contracted and awarded orders, including risk factors.

3. We do not provide a quantitative reconciliation of our forward-looking Non-GAAP guidance measures to the most directly comparable GAAP financial measures because certain information needed to reconcile those measures is not available without unreasonable efforts due to the inherent difficulty in forecasting and quantifying these measures as a result of changes in project schedules by our customers that may occur, which are outside of our control, and the impact, if any, of credit loss provisions, asset impairment charges, restructuring or changes in the timing and level of indirect or overhead spending, as well as other matters, that could occur which could significantly impact the related GAAP financial measures.

Forward-Looking Statements

This press release contains forward looking statements. These statements are not historical facts but rather are based on our current expectations and projections regarding our business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict, including, without limitation, the risks and uncertainties described in more detail above and in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”), our Quarterly Reports on Form 10-Q, and other documents, including Current Reports on Form 8-K, that we have filed, or will file, with the SEC. You should not rely on our forward-looking statements as predictions of future events, as actual results may differ materially from those in the forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the risks and uncertainties described in more detail above and in our filings with the SEC, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K filed with the SEC, our Quarterly Reports on Form 10-Q, and other documents, including Current Reports on Form 8-K, that we have filed, or will file, with the SEC. Any forward-looking statements in this release speak only as of the date on which they are made. FTC Solar undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.

FTC Solar Investor Contact:

Bill Michalek
Vice President, Investor Relations
FTC Solar
T: (737) 241-8618
E: IR@FTCSolar.com

# # #

FTC Solar, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except shares and per share data)	2025	2024	2025	2024
Revenue:
Product	$20,061	$7,411	$54,130	$27,092
Service	5,969	2,725	12,696	7,061
Total revenue	26,030	10,136	66,826	34,153
Cost of revenue:
Product	18,550	11,798	57,537	34,632
Service	5,886	2,644	15,061	8,278
Total cost of revenue	24,436	14,442	72,598	42,910
Gross profit (loss)	1,594	(4,306)	(5,772)	(8,757)
Operating expenses
Research and development	1,228	1,467	3,281	4,441
Selling and marketing	1,672	2,406	4,099	6,830
General and administrative	6,399	6,797	16,612	19,374
Total operating expenses	9,299	10,670	23,992	30,645
Loss from operations	(7,705)	(14,976)	(29,764)	(39,402)
Interest expense	(1,988)	(14)	(3,430)	(448)
Interest income	6	38	17	337
Gain from disposal of investment in unconsolidated subsidiary	—	—	3,204	4,085
Gain on sale of Atlas	90	—	140	—
Loss from change in fair value of warrant liability	(16,066)	—	(14,298)	—
Loss on extinguishment of debt	(173)	—	(173)	—
Other income, net	35	93	110	122
Income (loss) from unconsolidated subsidiary	1,907	(256)	1,344	(767)
Loss before income taxes	(23,894)	(15,115)	(42,850)	(36,073)
Provision for income taxes	(44)	(244)	(337)	(298)
Net loss	(23,938)	(15,359)	(43,187)	(36,371)
Other comprehensive income:
Foreign currency translation adjustments	37	207	146	62
Comprehensive loss	$(23,901)	$(15,152)	$(43,041)	$(36,309)
Net loss per share:
Basic and diluted(*)	$(1.61)	$(1.21)	$(3.17)	$(2.88)
Weighted-average common shares outstanding:
Basic and diluted(*)	14,899,638	12,738,030	13,626,800	12,623,500

___________

(*)	Prior year amounts per share and number of shares, as applicable, have been revised to reflect the 1-for-10 reverse stock split, effective November 29, 2024.

FTC Solar, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except shares and per share data)	September 30, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$24,369	$11,247
Accounts receivable, net of allowance for credit losses of $2,283 and $1,717 at September 30, 2025 and December 31, 2024, respectively	49,193	39,709
Inventories	7,655	10,144
Prepaid and other current assets	15,374	15,028
Total current assets	96,591	76,128
Operating lease right-of-use assets	1,026	1,149
Property and equipment, net	2,229	2,217
Goodwill	7,312	7,139
Equity method investment	2,298	954
Other assets	2,069	2,341
Total assets	$111,525	$89,928
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$16,313	$12,995
Accrued expenses	26,850	20,134
Income taxes payable	452	325
Deferred revenue	4,408	5,306
Other current liabilities	10,111	10,313
Total current liabilities	58,134	49,073
Long-term debt	16,648	9,466
Operating lease liability, net of current portion	583	411
Warrant liability	48,127	9,520
Other non-current liabilities	1,765	2,422
Total liabilities	125,257	70,892
Commitments and contingencies
Stockholders’ equity
Preferred stock par value of $0.0001 per share, 10,000,000 shares authorized; none issued as of September 30, 2025 and December 31, 2024	—	—
Common stock par value of $0.0001 per share, 850,000,000 shares authorized; 14,937,835 and 12,853,823 shares issued and outstanding as of September 30, 2025 and December 31, 2024	1	1
Treasury stock, at cost; 1,076,257 shares as of September 30, 2025 and December 31, 2024	—	—
Additional paid-in capital	377,591	367,318
Accumulated other comprehensive loss	(396)	(542)
Accumulated deficit	(390,928)	(347,741)
Total stockholders’ equity (deficit)	(13,732)	19,036
Total liabilities and stockholders’ equity (deficit)	$111,525	$89,928

FTC Solar, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Nine months ended September 30,
(in thousands)	2025	2024
Cash flows from operating activities
Net loss	$(43,187)	$(36,371)
Adjustments to reconcile net loss to cash used in operating activities:
Stock-based compensation	2,343	4,243
Depreciation and amortization	897	1,229
Loss from change in fair value of warrant liability	14,298	—
Amortization of debt discount and issue costs	1,385	236
Paid-in-kind non-cash interest	1,567	—
Provision for obsolete and slow-moving inventory	—	177
(Income) loss from unconsolidated subsidiary	(1,344)	767
Gain from disposal of investment in unconsolidated subsidiary	(3,204)	(4,085)
Gain on sale of Atlas	(140)	—
Loss on extinguishment of debt	173	—
Warranties issued and remediation added	2,073	4,735
Warranty recoverable from manufacturer	271	388
Credit loss provisions	566	1,330
Deferred income taxes	425	220
Lease expense	884	861
Impact on cash from changes in operating assets and liabilities:
Accounts receivable	(9,875)	26,604
Inventories	2,489	(11,396)
Prepaid and other current assets	(399)	(1,403)
Other assets	(344)	(514)
Accounts payable	3,150	10,622
Accruals and other current liabilities	5,696	(13,502)
Deferred revenue	(898)	832
Other non-current liabilities	(1,208)	(2,013)
Lease payments and other, net	(1,034)	(968)
Net cash used in operations	(25,416)	(18,008)
Cash flows from investing activities:
Purchases of property and equipment	(793)	(1,355)
Proceeds from sale of Atlas software platform	140	—
Proceeds from sale of property and equipment	6	—
Equity method investment in Alpha Steel	—	(1,800)
Proceeds from disposal of investment in unconsolidated subsidiary	3,204	4,085
Net cash provided by investing activities	2,557	930
Cash flows from financing activities:
Proceeds from borrowings	35,955	—
Financing costs paid	(58)	—
Proceeds from stock option exercises	3	3
Net cash provided by financing activities	35,900	3
Effect of exchange rate changes on cash and cash equivalents	81	95
Increase (decrease) in cash and cash equivalents	13,122	(16,980)
Cash and cash equivalents at beginning of period	11,247	25,235
Cash and cash equivalents at end of period	$24,369	$8,255

Notes to Reconciliations of Non-GAAP Financial Measures to Nearest Comparable GAAP Measures

We utilize Adjusted EBITDA, Adjusted Net Loss, and Adjusted EPS as supplemental measures of our performance. We define Adjusted EBITDA as net loss plus (i) provision for (benefit from) income taxes, (ii) interest expense, less interest income, (iii) depreciation expense, (iv) amortization of intangibles, (v) stock-based compensation, (vi) loss from changes in the fair value of our warrant liability, (vii) loss on extinguishment of debt, and (viii) Chief Executive Officer ("CEO") transition costs, non-routine legal fees, costs associated with our reverse stock split and special stockholders' meeting, severance and certain other costs (credits). We also deduct the contingent gains arising from earnout payments and project escrow releases relating to the disposal of our investment in an unconsolidated subsidiary and gains from changes in fair value of our warrant liability from net loss in arriving at Adjusted EBITDA. We define Adjusted Net Loss as net loss plus (i) amortization of debt discount and issue costs and intangibles, (ii) stock-based compensation, (iii) loss from changes in the fair value of our warrant liability, (iv) loss on extinguishment of debt, (v) CEO transition costs, non-routine legal fees, costs associated with our reverse stock split and special stockholders' meeting, severance and certain other costs (credits), and (vi) the income tax expense (benefit) of those adjustments, if any. We also deduct the contingent gains arising from earnout payments and project escrow releases relating to the disposal of our investment in an unconsolidated subsidiary and gains from changes in fair value of our warrant liability in arriving at Adjusted Net Loss. Adjusted EPS is defined as Adjusted Net Loss on a per share basis using our weighted average diluted shares outstanding.

Non-GAAP gross profit (loss), Non-GAAP operating expense, Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS are intended as supplemental measures of performance that are neither required by, nor presented in accordance with, U.S. generally accepted accounting principles (“GAAP”). We present these Non-GAAP measures, many of which are commonly used by investors and analysts, because we believe they assist those investors and analysts in comparing our performance across reporting periods on an ongoing basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS to evaluate the effectiveness of our business strategies.

Non-GAAP gross profit (loss), Non-GAAP operating expense, Adjusted EBITDA, Adjusted Net Loss and Adjusted EPS should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP, and you should not rely on any single financial measure to evaluate our business. These Non-GAAP financial measures, when presented, are reconciled to the most closely applicable GAAP measure as disclosed below.

The following table reconciles Non-GAAP gross profit (loss) to the most closely related GAAP measure for the three and nine months ended September 30, 2025 and 2024, respectively:

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except percentages)	2025	2024	2025	2024
U.S. GAAP revenue	$26,030	$10,136	$66,826	$34,153
U.S. GAAP gross profit (loss)	$1,594	$(4,306)	$(5,772)	$(8,757)
Depreciation expense	151	183	509	534
Stock-based compensation	247	243	738	699
Severance costs	—	—	34	—
Non-GAAP gross profit (loss)	$1,992	$(3,880)	$(4,491)	$(7,524)
Non-GAAP gross margin percentage	7.7%	(38.3%)	(6.7%)	(22.0%)

The following table reconciles Non-GAAP operating expenses to the most closely related GAAP measure for the three and nine months ended September 30, 2025 and 2024, respectively:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2025	2024	2025	2024
U.S. GAAP operating expenses	$9,299	$10,670	$23,992	$30,645
Depreciation expense	(139)	(101)	(388)	(294)
Amortization expense	—	(133)	—	(401)
Stock-based compensation	(880)	(1,076)	(1,605)	(3,544)
CEO transition	(194)	(1,229)	(582)	(1,229)
Non-routine legal fees	—	—	—	(66)
Reverse stock split	—	—	(1)	—
Severance costs	—	—	(141)	—
Special stockholders' meeting	(100)	—	(100)	—
Non-GAAP operating expenses	$7,986	$8,131	$21,175	$25,111

The following table reconciles Non-GAAP Adjusted EBITDA to the related GAAP measure of loss from operations for the three and nine months ended September 30, 2025 and 2024, respectively:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2025	2024	2025	2024
U.S. GAAP loss from operations	$(7,705)	$(14,976)	$(29,764)	$(39,402)
Depreciation expense	290	284	897	828
Amortization expense	—	133	—	401
Stock-based compensation	1,127	1,319	2,343	4,243
CEO transition	194	1,229	582	1,229
Non-routine legal fees	—	—	—	66
Reverse stock split	—	—	1	—
Severance costs	—	—	175	—
Special stockholders' meeting	100	—	100	—
Other income, net	35	93	110	122
Gain on sale of Atlas	90	—	140	—
Income (loss) from unconsolidated subsidiary	1,907	(256)	1,344	(767)
Adjusted EBITDA	$(3,962)	$(12,174)	$(24,072)	$(33,280)

The following table reconciles Non-GAAP Adjusted EBITDA and Adjusted Net Loss to the related GAAP measure of net loss for the three months ended September 30, 2025 and 2024, respectively:

	Three months ended September 30,
	2025		2024
(in thousands, except shares and per share data)	Adjusted EBITDA	Adjusted Net Loss	Adjusted EBITDA	Adjusted Net Loss
Net loss per U.S. GAAP	$(23,938)	$(23,938)	$(15,359)	$(15,359)
Reconciling items -
Provision for income taxes	44	—	244	—
Interest expense	1,988	—	14	—
Interest income	(6)	—	(38)	—
Amortization of debt discount and issue costs in interest expense	—	958	—	—
Depreciation expense	290	—	284	—
Amortization of intangibles	—	—	133	133
Stock-based compensation	1,127	1,127	1,319	1,319
Loss from change in fair value of warrant liability(a)	16,066	16,066	—	—
Loss on extinguishment of debt(b)	173	173	—	—
CEO transition(c)	194	194	1,229	1,229
Special stockholders' meeting(d)	100	100	—	—
Adjusted Non-GAAP amounts	$(3,962)	$(5,320)	$(12,174)	$(12,678)

Adjusted Non-GAAP net loss per share (Adjusted EPS):
Basic and diluted(e)	N/A	$(0.36)	N/A	$(1.00)

Weighted-average common shares outstanding:
Basic and diluted(e)	N/A	14,899,638	N/A	12,738,030

(a)	We exclude non-cash changes in the fair value of our outstanding warrants as we do not consider such changes to impact or reflect changes in our core operating performance.
(b)

We exclude the loss on extinguishment of debt arising from our July 2, 2025 Credit Agreement and related amendments to our existing debt as we do not consider such changes to impact or reflect changes in our core operating performance.

(c)

In connection with hiring a new CEO in August 2024, we agreed to upfront and incremental sign-on bonuses (collectively, the "sign-on bonuses"), a portion of which was paid to our CEO in 2024, with clawback provisions over the next two years, and a portion of which will be paid annually during 2025 and 2026, all contingent upon continued employment. These sign-on bonuses will be expensed over the periods through October 1, 2026, to reflect the required service periods. We do not view these sign-on bonuses as being part of the normal ongoing compensation arrangements for our CEO.

(d)

We exclude the costs associated with a special stockholders' meeting held in September 2025 to approve, in accordance with Nasdaq Listing Rule 5635(d), the issuance of an aggregate 6,836,237 shares of our common stock issuable upon exercise of the New Warrants granted to the Lenders under the Credit Agreement we entered into on July 2, 2025, as we do not consider such costs to impact our ongoing core operating performance.

(e)	Prior year shares and amounts, as applicable, have been revised to reflect the 1-for-10 reverse stock split, effective November 29, 2024.